News Release – continued – JLL Appoints Bridget Macaskill to its Board of Directors Current Board Member Ann Marie Petach Named Chairman of Audit Committee CHICAGO, June 23, 2016 - Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that Bridget Macaskill has been appointed as an independent, non-executive member of its Board of Directors, effective July 1, 2016. Ms. Macaskill will serve on the Board’s Audit Committee and its Nominating and Governance Committee. She will initially serve a term that will expire at the Company’s 2017 Annual Meeting of Shareholders. Ms. Macaskill is the non-executive chairman of First Eagle Holdings, Inc. and serves as senior adviser to First Eagle Investment Management and to its CEO. She was formerly president and chief executive officer of First Eagle, which she joined in 2009. With a heritage dating to 1864, First Eagle has $94 billion in assets under management. Prior to joining First Eagle, Ms. Macaskill served as chief operating officer, president, chief executive officer and chairman of Oppenheimer Funds, Inc., where she is recognized for creating the Oppenheimer Funds’ Women & Investing program, dedicated to educating American women about the need to take charge of their personal finances. Ms. Macaskill has served on a number of public company and not-for-profit boards and is currently on the boards of Jupiter Fund Management plc., merchant banking firm Close Brothers plc., and the TIAA-CREF mutual funds. A native of the United Kingdom, she earned a B.Sc. in Psychology from the University of Edinburgh and completed post graduate studies at the Edinburgh College of Commerce. JLL also announced that Ann Marie Petach, who was first elected to the Board at the 2015 Annual Meeting of Shareholders, has been appointed as the Chairman of the Audit Committee of the Board, effective May 27, 2016. The Board has determined that she qualifies as an “audit committee financial expert” for purposes of the applicable Securities and Exchange Commission regulations. Ms. Petach, who has served on the Audit Committee since her first election, replaces David B. Rickard as Chairman of the Committee. As previously announced, Mr. Rickard has retired from the Board after nine years of service, including eight as the Audit Committee Chairman, and chose not to stand for re-election at the 2016 Annual Meeting of Shareholders. Biographical information about Ms. Petach may be found on the jll.com website. “We are very pleased that Bridget has agreed to join our Board,” said Sheila Penrose, Chairman of the JLL Board of Directors. “She is a talented and highly respected leader in the investment management business who will undoubtedly add additional perspectives and expertise to an already strong Board.” Exhibit 99.1

JLL Appoints Bridget Macaskill to its Board of Directors – Page 2 Colin Dyer, Chief Executive Officer of JLL, added that “Ann Marie has already proven herself a valuable contributor to the important work of our Audit Committee, and everyone who interacts with the Committee is confident that she will be an engaged Chairman who will promote the highest levels of corporate governance and controls.” In addition to Ms. Penrose and Mr. Dyer, Ms. Macaskill joins the other current members of the Board: Hugo Bagué, Samuel A. Di Piazza, Jr., Dame DeAnne Julius, Ming Lu, Martin H. Nesbitt, Ann Marie Petach, Shailesh Rao and Christian Ulbrich. Mr. Lu is Chairman of the Compensation Committee and Ms. Penrose is Chairman of the Nominating and Governance Committee. With Ms. Macaskill’s appointment, 44 percent of the Independent Directors of the Board are women. – ends – About JLL JLL (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. A Fortune 500 company with annual fee revenue of $5.2 billion and gross revenue of $6.0 billion, JLL has more than 280 corporate offices, operates in more than 80 countries and has a global workforce of more than 60,000. On behalf of its clients, the firm provides management and real estate outsourcing services for a property portfolio of 4.0 billion square feet, or 372 million square meters, and completed $138 billion in sales, acquisitions and finance transactions in 2015. Its investment management business, LaSalle Investment Management, has $58.3 billion of real estate assets under management. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit www.jll.com. Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@am.jll.com